Exhibit 10.18

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (this “Agreement”) is entered into as of July 14, 2021 (the “Effective Date”), by and between DINEINFRESH, INC., d/b/a PLATED, a Delaware corporation (“Plated”), and OUTBRAIN, INC., a Delaware corporation (“Subtenant”). Plated and Subtenant are sometimes referred to herein individually as a “party” and, collectively, as the “parties.”

RECITALS

A.            Plated and 19th Street Associates, LLC, a New York limited liability company (“Master Landlord”), entered into that certain Loft Lease dated as of February 3, 2017 (as such lease may have been amended from time to time, the “Master Lease”), whereby Plated leases from Master Landlord certain office premises more commonly known as the third (3rd) floor of the office building located at 111 West 19th Street, New York, New York (all as more particularly described in the Lease and herein as the “Premises”). The Premises contain 23,000 rentable square feet.

B.            Plated desires to sublet the Premises to Subtenant and Subtenant desires to sublet the Premises from Plated in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the forgoing Recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Demise of Premises. Commencing on July 15, 2021 (the “Term Commencement Date”), Plated subleases the Premises to Subtenant, and Subtenant subleases the Premises from Plated, upon the same terms, conditions, requirements and provisions as are set forth in the Master Lease (which are incorporated herein by reference) except as expressly herein provided, as if all references to “Landlord” in the Master Lease are references to Plated, and references to “Tenant” in the Master Lease are references to Subtenant. For purposes of this Agreement, and as between Plated and Subtenant only, all of the terms of the Master Lease except for Articles 13 E-2, 32, 42, 46 and Exhibit B are incorporated herein by reference, so that Plated will have all the rights and remedies hereunder that the Master Landlord has as “Landlord” under the Master Lease, and Subtenant will have all rights and remedies that Plated has as Tenant, and be bound by all duties, obligations and restrictions hereunder that Plated has and is bound by as “Tenant” under the Master Lease. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning ascribed to them in the Master Lease.

2.            Term. The term of this Agreement shall commence on the Term Commencement Date and shall expire at 11:59 p.m. (Eastern Time) on October 30, 2027 (the “Term Expiration Date”). If Subtenant fails to vacate and surrender the Premises to Plated in accordance with the terms of Sections 24.A and 24.B of the Master Lease on or before the Term Expiration Date, then Subtenant shall be deemed a tenant at sufferance and Plated shall have all remedies available to Plated at law and/or in equity, as well as the right to collect holdover rent as set forth in Section 24.C of the Master Lease. The terms and conditions of Subtenant vacating the Premises on or before the Term Expiration Date are subject to the terms and conditions provided for in Section 8.14 of this Agreement.

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3.            Sale of Furnishings. Concurrently herewith, Plated shall deliver to Subtenant a Bill of Sale in the form of Exhibit A attached hereto (the “Bill of Sale”) conveying to Subtenant certain furniture, fixtures and equipment at the Premises as more particularly described therein (collectively, the “FF&E”).

4.            Special Provisions. Notwithstanding any provision in the Master Lease or herein to the contrary, Plated and Subtenant agree that the following special provisions modify and control over the terms of the Master Lease with respect to the relationship of Plated and Subtenant, one to the other, under this Agreement:

4.1.            Permitted Use; Premises Condition. Subtenant shall use the Premises solely for general office purposes. Except as set forth in the last sentence of this Section 4.1, Plated makes no representations or warranties of any kind or nature regarding the condition of the Premises. Subtenant agrees to and shall accept possession of the Premises in “AS IS”, “WHERE IS” condition, with all faults and defects, as of the Term Commencement Date, including, without limitation, the compliance of the Premises or any improvements located thereon with any legal or regulatory requirements; provided, however, that nothing herein shall modify or amend the terms of Section 6 of the Master Lease regarding existing defective conditions. Subtenant is relying solely upon its own investigation in connection with its acceptance of the Premises. Notwithstanding the immediately foregoing, on the Term Commencement Date (i) the Premises shall be in “broom clean” condition, (ii) all building systems servicing the Premises shall be in good working order, and (iii) all FF&E conveyed to Assignee pursuant to the Bill of Sale shall be left in place at the Premises.

4.2.            Utilities and Services; Additional Rent. Commencing on the Term Commencement Date and throughout the term of this Agreement, Subtenant shall pay, pursuant to and in accordance with the terms of the Master Lease: (i) all gas, electricity, heat, air-conditioning, water, telephone, cable, and other utilities and services to the Premises (such as janitorial and trash removal), and (ii) any and all “Additional Rent” as defined in the Master Lease.

4.3.	Rent.

4.3.1            Rent Commencement Date; Monetary Obligations. Commencing on January 15, 2022, the (“Rent Commencement Date”), Subtenant shall pay directly to Plated the fixed rent set forth in Section 4.3.2 below. Said fixed rent, together with all charges and monetary obligations required to be paid by Subtenant under Section 4.2 immediately above and/or elsewhere in this Agreement are collectively referred to in this Agreement as the “Monetary Obligations.” Payment of any Monetary Obligations for any partial months at the beginning or end of the term of this Agreement shall be prorated on a per diem basis.

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4.3.2            Sublease Rent. Subject to any rent credit that may be applicable under the terms of Section 4.3.3 below, Subtenant shall pay to Plated the following fixed rent in lieu of the fixed rent amounts set forth in Section 1.C and Section 2 of the Master Lease:

PERIOD	ANNUAL	MONTHLY
July 15, 2021 – Jan. 14, 2022	$0	$0
Jan. 15, 2022 - Jan. 14, 2023	$1,012,000.00	$84,333.33
Jan. 15, 2023 – Jan. 14, 2024	$1,034,770.00	$86,230.83
Jan. 15, 2024 – Jan. 14, 2025	$1,058,052.32	$88,171.03
Jan. 15, 2025 – Jan. 14, 2026	$1,081,858.50	$90,154.88
Jan. 15, 2026 – Jan. 14, 2027	$1,106,200.32	$92,183.36
Jan. 15, 2027 - Oct. 30, 2027	$1,131,089.83	$94,257.49

Fixed rent shall be paid in equal monthly installments as stated above on the first day of each calendar month during the term without offset, deduction or counterclaim whatsoever.

4.3.3            Rent Credit. Plated shall provide Subtenant with a tenant improvement allowance (“TI Allowance”) equivalent to the actual out-of-pocket costs incurred by Subtenant in constructing and installing in the Leased Premises such fixtures and interior improvements (but excluding furniture [other than modular cubicles and dividers] and movable equipment) as may be approved by Plated and Master Landlord under Section 4.8 below; provided, however, in no event shall the TI Allowance exceed a maximum of Two Hundred Thirty Thousand Dollars ($230,000). Plated shall determine the amount of the TI Allowance based on the receipt and satisfactory review of copies of actual invoices for the approved work (“Cost Documentation”). Subtenant shall be permitted to include in the TI Allowance Subtenant’s architectural, engineering, permitting, and design costs. The TI Allowance shall be in the form of a rent credit applied to Subtenant’s fixed rent obligations accruing under Section 4.3.2 above after the initial 6-month free rent period. The TI allowance shall be applied only after Plated has received from Subtenant the necessary Cost Documentation, Subtenant’s signed W-9, and copies of lien waivers for all labor, materials and any other charges noted in the Cost Documentation.

4.4.            Insurance. Subtenant shall maintain, at its sole cost and expense, all insurance required to be maintained by Tenant under the Master Lease, including, without limitation, Section 43 thereof. As and to the extent that the Master Lease requires Tenant to maintain insurance policies naming Master Landlord as a loss payee and/or as an additional insured, Subtenant shall also name Plated as a loss payee and/or additional insured as applicable. At least seven (7) business days prior to the Term Commencement Date, and thereafter upon the request of Plated, Subtenant shall provide Plated with copies of insurance certificates evidencing the insurance required to be maintained by Tenant under the Master Lease.

4.5.            Insurance and Condemnation Proceeds. Subtenant shall notify Plated promptly in the event of any casualty to any part of the Premises, and promptly after Subtenant becomes aware of any pending or threatened condemnation to all or any part of the Premises, including actions in lieu thereof. In the event of a casualty loss or a condemnation proceeding, either of which resulting in insurance or condemnation proceeds becoming available to Tenant under the Master Lease, then, so long as Subtenant is not in default under this Agreement and the time permitted thereunder for curing such default has not expired, Subtenant shall have the right to direct payment of such proceeds (to the extent allowed Tenant under the Master Lease) without the necessity of approval or joinder by Plated. If Subtenant is in default under this Agreement at the time such proceeds become available, and the time for curing such default has expired, Plated shall have the exclusive right to direct payment of such proceeds, in the manner it deems appropriate, consistent with the terms of the Master Lease, without the necessity of approval or joinder by Subtenant.

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4.6            Real Estate Taxes. Subtenant shall pay to Plated Tenant’s Share of the Real Estate Taxes pursuant to the terms of Section 31 of the Master Lease; provided, however, that the “base tax year” for Subtenant shall be the period from July 1, 2021 to June 30, 2022. Plated shall deliver to Subtenant a copy of the original tax bill provided to Plated pursuant to Section 31 of the Master Lease promptly after such receipt. In the event the Real Estate Taxes are lowered for any period for which Subtenant has paid Real Estate Taxes hereunder, thereby resulting in an over-payment of Real Estate Taxes on the part of Subtenant, then the amount of such overpayment made by Subtenant for that period shall be reimbursed to Subtenant within thirty (30) days.

4.7            Security Deposit. As security for the timely performance of Subtenant’s obligations under this Agreement, Subtenant shall concurrently herewith deposit with Plated and maintain throughout the term of this Agreement, the sum of Ninety-Four Thousand Two Hundred Fifty-Seven and 49/100ths ($94,257.49) (the “Security Deposit”). Plated may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to the extent required to satisfy Subtenant’s past due Monetary Obligations, or to cure any default by Subtenant hereunder and/or under the Master Lease, which are not fully cured following any applicable notice and/or cure period. If Plated uses all or any portion of the Security Deposit as permitted herein, Subtenant shall on demand restore the Security Deposit to its original amount. The Security Deposit shall be paid in cash. Any portion of the Security Deposit remaining thirty (30) days after the expiration or earlier termination of this Agreement shall be promptly returned to Subtenant. For the avoidance of doubt, Subtenant’s obligation to post the Security Deposit as herein provided is not intended to limit, and in no way shall limit, the scope or extent of Subtenant’s liability hereunder or under the Master Lease.

4.8.            Discretionary Approvals. To the extent the Master Lease gives Master Landlord the right to approve alterations, expansions, remodeling, or any other requests (other than requests for subleasing and assignment), Subtenant shall deliver such request to Plated and Plated agrees to promptly submit Subtenant’s request for such approvals to the Master Landlord, but Plated makes no representations as to its ability to obtain such approvals. Failure of the Master Landlord to approve any such request shall not constitute a default by Plated hereunder or excuse Subtenant’s performance hereunder. If Master Landlord approves such requests, Plated’s approval shall also be deemed obtained under this Agreement, and if Master Landlord denies such request, approval shall be deemed denied under this Agreement. Plated shall have no liability whatsoever with respect to any alterations, expansions or remodels performed by or on behalf of Subtenant, including, without limitation, any improvements made with the TI Allowance. Without limiting anything herein or in the Master Lease, Subtenant expressly understands that at the end of the Term, it shall be solely responsible for removing all improvements and alterations installed in the Leased Premises in accordance with the terms of the Master Lease.

4.9.	Assignment and Subletting.

4.9.1.            Consent Required; Notice; Recapture. Subtenant shall not assign this Agreement, or any rights, duties or obligations hereunder, and Subtenant shall not sublet all or any portion of the Premises, without Plated’s prior written consent, which consent may be given or withheld in Plated’s reasonable discretion, and further subject to Master Landlord’s prior written consent pursuant to the terms and conditions of the Master Lease, if and as required. Any request by Subtenant to assign this lease or sublet any portion of the Premises shall be made in writing and delivered to Plated at least forty-five (45) days prior to Subtenant’s desired transfer date. In no event may Subtenant be permitted to request any assignment or sublease, or enter into any Transfer Instrument (defined in Section 4.9.3 below), if Subtenant has received a notice of default under this Agreement which has not been fully cured. Plated shall retain all recapture rights provided in Section 13.F of the Master Lease with respect to a proposed assignment by Subtenant other than an assignment by Subtenant to a Successor Company (as defined in Section 4.9.3 below).

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4.9.2.            Payment of Consideration to Plated. If Plated consents to any assignment or sublease hereunder, then Subtenant shall pay to Plated, immediately upon Subtenant’s receipt thereof, fifty percent (50%) of any net “consideration” received by Subtenant on account of such assignment or sublease transaction, howsoever the same may be denominated or characterized (but excluding any consideration attributable exclusively to the value of Subtenant’s business or personal property, commissions and /or fees paid to brokers, tenant rent abatements, cash payments/allowances for alterations, and other similar expenditures made by Subtenant to secure the assignment or sublease), to the extent that such consideration exceeds the Monetary Obligations payable under this Agreement.

4.9.3.            Other Terms and Conditions. Any assignment or sublease to which Plated consents shall be effected by an instrument in writing in form and substance satisfactory to Plated and Master Landlord, and shall be executed by both Subtenant and the assignee or sublessee, as the case may be, with Plated consenting to such transfer by written joinder (the “Transfer Instrument”). At least one (1) executed copy of such Transfer Instrument shall be delivered to Plated concurrently with the consummation of such assignment or sublease transaction. Any sublease shall be subject and subordinate to the provisions of this Agreement. If Plated consents to an assignment or sublease, Subtenant shall remain liable for all its obligations and liabilities under this Agreement and the Master Lease, including, without limitation, the payment of rent and other charges under the Master Lease. No consent by Plated to any modification, amendment or termination of this Agreement, or extension, waiver or modification of payment or any other obligations under this Agreement, or any other action of Plated with respect to any assignee or sublessee, or the insolvency, bankruptcy or default of any such assignee or sublessee, shall affect the continuing liability of Subtenant for its obligations and liabilities hereunder, and Subtenant waives any defense arising out of or based thereon. Subtenant shall reimburse Plated for all costs and expenses incurred in connection with any proposed assignment or sublease transaction hereunder, including reasonable attorneys’ fees and general business and lease administration fees (which shall include imputed hourly rates for Plated’s internal officers and employees such as, but not limited to, attorneys, paralegals, business partners, financial analysts, construction managers and administrative staff) incurred by Plated in connection with the processing and documentation of any requested assignment or subletting, regardless of whether such transaction is actually consummated, which reimbursement amount shall in no event be less than Five Thousand Dollars ($5,000) and no more than Eight Thousand Dollars ($8,000). Notwithstanding anything to the contrary provided for herein, in the event the Subtenant merges with another company or there is a sale of all or substantially all of Subtenant’s assets into another entity, herein referred to as a “Successor Company”, and the Successor Company has assets equal to or greater than Subtenant as of the date hereof, Subtenant shall provide notice of such transaction and Plated will not be required to approve this business transaction. Plated agrees that Section 13, E-2 of the Master Lease shall not apply to any permitted assignment or sublease by Subtenant.

4.9.4.            Plated’s Rights and Remedies. Any assignment or sublease made without Plated’s prior written consent where required hereunder shall, at Plated’s sole election, be void and shall constitute an event of default by Subtenant under this Agreement. No consent to any assignment or sublease shall constitute a waiver of the provisions of this Section 4.9 with respect to any subsequent assignment or sublease, and each assignment or sublease by Subtenant hereunder shall require Plated’s prior written consent pursuant to this Section 4.9. If Subtenant purports to assign this Agreement, or sublease all or any portion of the Premises, or permit any person or persons other than Subtenant to occupy the Premises, without Plated’s prior written consent given hereunder, Plated may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent hereunder, but no such collection shall be deemed a waiver of this Section 4.9, or the acceptance of any such purported assignee, sublessee or occupant, or a release of Subtenant from the further performance by Subtenant of covenants on the part of Subtenant herein contained.

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4.9.5.            Encumbrances. Subtenant shall not encumber, hypothecate or transfer as security (whether by conditional assignment or sublease, or otherwise) this Agreement or any of Subtenant’s rights, duties or obligations hereunder.

4.10.            Plated’s Liability. Notwithstanding anything to the contrary herein, Subtenant acknowledges that Plated shall have no obligation to perform any duties of the Master Landlord under the Master Lease with respect to the Premises or any property outside the Premises (if applicable), other than to timely pay to Master Landlord the amounts received from Subtenant for Monetary Obligations. Accordingly, in the event Master Landlord defaults or breaches its obligations under the Master Lease, and the consequence of such default is that there is a default by Plated under this Agreement, Subtenant will look solely to Master Landlord for damages as a result of such default or breach and will not seek to hold Plated liable or responsible for the same. Plated agrees to cooperate with Subtenant and use commercially reasonable efforts to the extent reasonably necessary to cause Master Landlord to cure such default or breach, but Plated shall not be required to expend any funds that are not promptly reimbursed by Subtenant in that regard, and Subtenant agrees to indemnify against and reimburse Plated for all, costs and expenses it incurs in assisting Subtenant with any requests for cooperation in such matters. Plated agrees to use counsel selected by Subtenant and reasonably acceptable to Plated in connection with enforcement of any obligation of the Master Landlord under the Master Lease.

4.11.            Plated’s Remedies. In the event of Subtenant’s default under this Agreement, Plated shall have all the same rights and remedies that are available to Master Landlord on account of a default by the Tenant under the Master Lease, and such remedies exist separate from, and independent of, Master Landlord’s rights and remedies under the Master Lease. Failure of Plated to exercise any right or remedy on account of a default by Subtenant under this Agreement shall not be deemed a waiver of any right to declare a default at a later date.

4.12.            Subtenant’s Remedies. In the event of Plated’s default under this Agreement, Subtenant shall have all the same rights and remedies that are available to Plated, as Tenant, on account of a default by the Landlord under the Master Lease, and such remedies exist separate from, and independent of, Plated’s rights and remedies as Tenant under the Master Lease. Failure of Subtenant to exercise any right or remedy on account of a default by Plated under this Agreement shall not be deemed a waiver of any right to declare a default at a later date.

5.            Master Lease. Except and to the extent expressly set forth in this Agreement, Subtenant’s rights under this Agreement are subject to all the terms and conditions of the Master Lease. If either the Master Lease or this Agreement terminates as a result of a default by either Plated or Subtenant under this Agreement or under the Master Lease, or both, the defaulting party shall be liable to the non-defaulting party for all costs, liabilities and losses suffered by the non-defaulting party as a result of such termination.

6.            Landlord Lien Waivers, Etc. In the event that Subtenant requests that Plated sign any lien waivers, estoppel certificates, non-disturbance agreements, or other documentation related to Subtenant’s financing, leasing, or other business operations, Subtenant shall pay to Plated a processing fee in the amount of One Thousand Five Hundred Dollars ($1,500) per document to cover counsel fees and administrative costs in connection with the review and processing of each such requested document.

7.            Notices. Notices and communications required or permitted to be given in connection with this Agreement shall be delivered in the manner prescribed by Section XXVII of the Master Lease. Either party may change the person and/or the place to which notices are to be mailed or delivered by giving written notice to the other party in accordance with the provisions of this Section. Notices sent in accordance with this Section shall be effective at the time prescribed in said Section XXVII of the Master Lease. The address for notices shall be:

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If to Plated:	If to Subtenant:

DINEINFRESH, Inc.	Outbrain, Inc.111 West 19th Street, Third Floor
c/o Albertsons Companies, Inc.	New York, New York 10011
250 E. Parkcenter Blvd.	Attn: Nir Cohen. Esq.
Boise, ID 83706
Attn: Travis Molis/ Plated NY Office

With a copy to:	With a copy to:

Albertsons Companies, Inc.	Romer Debbas LLP
11555 Dublin Canyon Road	275 Madison Avenue, Suite 801
Pleasanton, CA 94588	New York, New York 10016
Attn: RE-Law/ Plated NY Office	Attn: Peter I. Reiter, Esq.

8.	Miscellaneous.

8.1.            Integration; Modification; Waiver. This Agreement, together with all exhibits and addenda attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. No modification, waiver, termination, rescission, cancellation, or amendment of any provisions of this Agreement shall be binding upon any party hereto unless in writing and signed and delivered by such party. No waiver of any provision in this Agreement, or the breach hereof, shall be construed as containing a waiver or shall constitute a waiver of any other provision or breach. The failure to promptly enforce any right granted in this Agreement shall not be deemed a waiver of such right.

8.2.            Time of Essence. Time is of the essence in the performance of the parties’ obligations hereunder.

8.3.            Successors and Assigns. The rights and obligations of the parties hereto are binding on and inure to the benefit of their respective successors and assigns. Except as provided in Section 4.9 above, Subtenant shall not assign this Agreement or sublease any portion of the Premises.

8.4.            Master Landlord Notice. If either party hereto receives or sends written notice from or to the Master Landlord with respect to the performance of the obligations of Plated, as Tenant under the Master Lease, or Subtenant, as Subtenant under this Agreement, or Master Landlord, as landlord under the Master Lease, such party shall promptly provide the other party with a copy of such notice.

8.5.            Right to Terminate Master Lease. Subtenant shall have no right to negotiate the termination of the Master Lease on behalf of Plated during the term of this Agreement. So long as (i) Subtenant is not in default of this Agreement or the Master Lease beyond any applicable notice and cure period, and (ii) Subtenant is operating the Permitted Use at the Premises, Plated shall not agree to an early termination of the Master Lease if such termination would occur prior to the expiration of the term of this Sublease without Subtenant’s prior written approval.

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8.6.            Amendment of Master Lease. Plated agrees not to amend the Master Lease without the prior consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed so long as Subtenant’s obligations, rights and benefits are not thereby materially altered.

8.7.            Third Party Beneficiary. Nothing contained herein shall be deemed to create any third- party beneficiary rights in any person, including, but not limited to, Master Landlord and no assumption of liability under the Master Lease benefiting Master Landlord is intended hereby.

8.8.            Certificates. At the request of either Subtenant or Plated, the parties will certify whether or not any default has occurred or is continuing under this Agreement, the status of any payment hereunder and the status of any other matter with respect hereto reasonably requested by either party and such certificate may be addressed to either party’s successor or potential purchaser of this Agreement.

8.9.            Waiver of Jury Trial. Plated and Subtenant desire and intend that any disputes arising between them with respect to or in connection with this Agreement be subject to expeditious resolution in a court trial without a jury. Therefore, Plated and Subtenant each hereby waive the right to a trial by jury of any cause of action, claim, counter claim or cross complaint in any action, proceeding or other hearing brought by either Plated against Subtenant or Subtenant against Plated on any matter whatsoever arising out of, or in any way connected with, this Agreement, the relationship of Plated and Subtenant concerning the subject matter of this Agreement or the documents related thereto or any claim of injury or damage, or the enforcement of any remedy under any statute, law, ordinance, rule or regulation now or hereafter in effect concerning such agreements. Plated and Subtenant each shall initial this clause to indicate their agreement with the foregoing.

/s/ MKB	/s/ VG
Plated	Subtenant

8.10.            Attorney’s Fees. If either party brings an action at law or in equity to enforce, interpret or seek redress for the breach of this Agreement, then the prevailing party shall be entitled to recover all court costs, witness fees and reasonable attorneys’ fees and costs, at trial and on appeal, in addition to all other appropriate relief.

8.11.            Brokers. Each of Plated and Subtenant represents and warrants to the other that it has not had any dealings with any realtor, broker or agent in connection with this Agreement or the Premises other than Sam Stein at Kaufman Management Company, LLC, who has represented Plated (“Plated’s Broker”), and Kirill Azovtsev at Savills, Inc. who has represented Subtenant (“Subtenant’s Broker”). Plated shall pay a commission to Plated’s Broker pursuant to a separate agreement between Plated and Plated’s Broker, which commission shall be shared with Subtenant’s Broker as per agreement between Plated’s Broker and Subtenant’s Broker. Plated and Subtenant shall each indemnify, defend, protect and hold the other harmless from and against any cost, expense or liability (including reasonable attorneys’ fees and costs) on account of or in connection with any compensation, commissions or charges claimed by any realtor, broker or agent (other than Broker) alleging to have represented Plated or Subtenant (as applicable) with respect to this Agreement and/or the Premises.

8.12.	Indemnities.

8.12.1            Subtenant Indemnity. Subtenant agrees to indemnify, defend and hold harmless Plated and its shareholders, directors, officers, affiliates, agents and employees, and their successors and assigns, from and against all claims, demands, suits, proceedings, injunctive relief, orders, liens, losses, costs, fines, penalties, judgments, damages, fees and expenses (including reasonable attorneys’ fees and expenses) of every kind and nature whatsoever arising out of or related to, the following, to the extent occurring on or after the Effective Date: (a) the negligence or willful misconduct of Subtenant; (b) any liability under the Master Lease or this Agreement caused by any act or omission of Subtenant, its employees, agents, contractors, guests or invitees, or (c) Subtenant’s breach of any provision of the Master Lease or this Agreement.

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8.12.2            Plated Indemnity. Plated agrees to indemnify, defend and hold harmless Subtenant and its shareholders, directors, officers, affiliates, agents and employees, and their successors and assigns, from and against all claims, demands, suits, proceedings, injunctive relief, orders, liens, losses, costs, fines, penalties, judgments, damages, fees and expenses (including reasonable attorneys’ fees and expenses) of every kind and nature whatsoever arising out of or related to, the following, to the extent occurring prior to the Effective Date: (a) the negligence or willful misconduct of Plated; (b) any liability under the Master Lease or this Agreement caused by any act or omission of Subtenant, its employees, agents, contractors, guests or invitees, or (c) Subtenant’s breach of any provision of the Master Lease.

8.13.            Counterparts; Electronic Signatures. This Agreement may be executed in any number of duplicate, original counterparts, each of which shall be an original and all of which together shall constitute one agreement. Signatures delivered by facsimile transmission, email, Docusign, or other electronic means shall be deemed valid, binding, and enforceable for all purposes.

8.14 Direct Lease with Master Landlord. In the event Subtenant notifies Plated in writing that Subtenant has signed a direct lease with Master Landlord prior to the Term Expiration Date that permits Subtenant to remain in possession of the Premises from and after the Term Expiration Date, then, so long as Master Landlord signs a waiver and release in a form reasonably acceptable to Plated unconditionally releasing Plated from any and all liability with respect to the Premises, Subtenant shall not be required to vacate and surrender the Premises to Plated on the Term Expiration Date.

THIS AGREEMENT has been entered into by the parties as of the Effective Date.

[signatures on following page]

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SUBTENANT:
PLATED:
OUTBRAIN, INC.,
a Delaware corporation		DINEINFRESH INC.,
a Delaware corporation
(Fed ID # 4203949 (Delaware filing no.; TIN 20-5391629)

By:	/s/ Veronica Gonazalez	By:	/s/ Marilyn K. Beardsley
Name:	Veronica Gonazalez		Marilyn K. Beardsley,
Title:	General Counsel		Vice President

By:
Name:
Title:

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MASTER LANDLORD’S CONSENT

[Attached]

July 14, 2021

19th Street Associates, LLC

c/o Kaufman Management Company, LLC 450

Seventh Avenue

New York, New York 10123

RE:      CONSENT TO SUBLEASE

“Building”:	119 West 19th Street, New York, New York 10123.

“Premises”	The entire 3rd floor of the Building.

“Sublet Space”:	The entire Premises.

“Landlord”:	19th Street Associates, LLC

“Sublandlord”:	Dineinfresh,Inc.

“Subtenant”:	Outbrain,Inc., having an office at the Premises

“Lease”:	Lease dated February 3, 2017, between Landlord, as landlord, and Sublandlord, as tenant, as same has been and may hereafter be amended, modified, extended or restated from time to time.

“Sublease”:	Sublease dated July 14, 2021 between Sublandlord and Subtenant, as attached hereto, as same may be amended, modified, extended or restated from time to time, as may be permitted hereunder.

Ladies/Gentlemen:

You have requested Landlord’s consent to the sublease of the Sublet Space. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1.            Sublandlord represents and warrants to Landlord, as of the date of this Agreement, that (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, extended or supplemented by Sublandlord; (c) Sublandlord knows of no defense or counterclaim to the enforcement of the Lease; (d) to the best of Sublandlord’s knowledge, Sublandlord is not entitled to any reduction, offset or abatement of the rent payable under the Lease; (e) to the best of Sublandlord’s knowledge, Sublandlord is not in default of any of its obligations or covenants, and has not breached any of its representations or warranties, under the Lease; (f) Landlord has paid all amounts and performed all work required to be paid or performed under the Lease in connection with the initial occupancy of the Premises under the Lease; and (g) to the best of Sublandlord’s knowledge, Landlord is not in default of any of its obligations or covenants under the Lease.

2.            Sublandlord and Subtenant each represents and warrants to Landlord that (a) the Sublease constitutes the complete agreement between Sublandlord and Subtenant with respect to the subject matter thereof; (b) a true and complete copy of the Sublease is attached hereto; and (c) no rent or other consideration is being paid to Sublandlord by Subtenant for the Sublease or for the use, sale or rental of Sublandlord’s fixtures, leasehold improvements, equipment, furniture or other personal property except as set forth in the Sublease.

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3.            The Sublease shall be subject and subordinate to the Lease and this Agreement. Neither Sublandlord nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement.

4.            Landlord’s obligations to Sublandlord are governed only by the Lease and this Agreement. Landlord’s obligations to Subtenant are only as expressly provided in this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 7 of this Agreement). Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein (except as may be expressly approved herein). Landlord has not reviewed or approved any provision of the Sublease. The term of the Sublease must end prior to the expiration date of the Lease. For clarity, the term of the Sublease shall expire in accordance with its terms on October 30, 2027.

5.            If Sublandlord or Subtenant violates any of the terms of this Agreement, or if any representation by Sublandlord or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease after the giving of notice and the expiration of any grace period required under the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or equity or in the Lease with respect to defaults.

6.            Subject to the provisions of Paragraph 7 of this Agreement, if the Lease is terminated prior to the stated expiration date provided therein, the Sublease, shall likewise terminate on the date of such termination. In connection with such termination, Subtenant, at its sole expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupancy and repair all resulting damage to the Sublet Space and the Building. Except as otherwise provided in the Lease, Landlord shall have the right to retain any property and personal effects which remain in the Sublet Space or the Building on the date of termination of the Sublease, without any obligation or liability to Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord's rights with respect to any default by Sublandlord under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and the Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease and a holding over by Sublandlord with respect to the entire Premises under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of the prosecution of, or the execution of any judgment awarded in, any action by Landlord to recover possession of the Sublet Space. Subtenant may not vacate the Sublet Space on a Saturday, Sunday or a holiday without Landlord’s approval. If the Sublease terminates on a Saturday, Sunday or a holiday, Subtenant must comply with this paragraph by the end of the preceding business day. This paragraph shall survive the earlier termination of the Lease and the Sublease.

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7.            If the Lease is terminated before the stated expiration date of the Sublease, and if Landlord or any other party then entitled to possession of the Sublet Space so notifies Subtenant, Subtenant, at Landlord’s option, shall attorn to Landlord or any such party for the remainder of the stated term of the Sublease under all the terms and conditions of the Lease, except that the fixed rent and any additional rent payable by Subtenant to Landlord pursuant to the Lease (collectively, the “Rent”) shall be the fixed rent and additional rent payable by Subtenant as set forth in the Sublease. The party to whom Subtenant attorns shall, under such circumstances, agree not to disturb Subtenant in its use and enjoyment of the Sublet Space, provided Subtenant performs all of its obligations under the Lease (except as provided above). Such party shall not be required to honor or credit Subtenant for (a) any payments of rent made to Sublandlord for more than one month in advance or for any other payment owing by, or on deposit with, Sublandlord for the credit of Subtenant, (b) any obligation to perform any work or make any payment to Subtenant pursuant to a work letter, the Sublease or otherwise, (c) any security deposit not in Landlord's actual possession, (d) any obligation of, or liability resulting from any act or omission of, Sublandlord, (e) any amendment of the Sublease not expressly consented to by Landlord, or (f) any defenses, abatements, reductions, counterclaims or offsets assertable against Sublandlord. This provision is self-operative upon demand for attornment, whether or not, as a matter of law, the Sublease may terminate upon the expiration or termination of the term of the Lease. Subtenant, however, agrees to give Landlord or such other party, on request, an instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord's rights under the Lease to pursue any remedy not inconsistent with such attornment. In the event of such election by Landlord or such other party, Sublandlord shall deliver to Landlord or such other party any security deposit which Sublandlord is then holding under the Sublease.

8.	Sublandlord and Subtenant each agrees that:

(a)            none of Landlord's shareholders, partners, members, managers, directors, officers, agents or employees, directly or indirectly, shall be liable for Landlord's performance under the Lease or this Agreement;

(b)            Landlord’s liability under the Lease and this Agreement shall be limited to Landlord’s interest in the Building;

(c)            it will not seek to satisfy any judgment against Landlord out of the assets of any person or entity other than Landlord (but only to the extent provided in clause (b) above); and

(d)            the obligations of Landlord arising under this Agreement and the Lease after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by Landlord of its interest in the Building shall not be binding upon Landlord, and Sublandlord and Subtenant shall look solely to the transferee for the satisfaction of such obligations arising from and after the date of Transfer. Any such transferee shall be deemed to have assumed all of Landlord’s obligations under this Agreement and the Lease arising from and after the date of Transfer.

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9.            Sublandlord and Subtenant, jointly and severally, agree to indemnify Landlord against, and hold Landlord harmless from, all costs, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation by reason of any person or entity claiming to have dealt with Sublandlord or Subtenant in connection with the Sublease or procuring possession of the Sublet Space. Sublandlord and Subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement, consent order, judgment or decree entered into on its behalf. The provisions of this Paragraph 9 shall survive the expiration or sooner termination of the Lease or the Sublease.

10.            Sublandlord and Subtenant, jointly and severally, agree to indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from any accident, injury or damage whatsoever caused to any person or entity or to the property of any person or entity and occurring during the term of the Sublease in or about the Sublet Space (each, a “Claim”). If any proceeding is brought against Landlord by reason of any such Claim, Sublandlord and Subtenant, jointly and severally, shall be responsible for Landlord's costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such Claims, Sublandlord and/or Subtenant, upon written notice from Landlord, shall, at Sublandlord's and Subtenant's sole cost and expense, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord's prior written approval. The provisions of this Paragraph 10 shall not abrogate, limit, modify or amend the rights of Sublandlord against Subtenant and any rights of Subtenant against Sublandlord under the terms of the Sublease with respect to any Claim, provided the foregoing shall not limit the indemnity and any right granted to Landlord pursuant to this paragraph. The provisions of this Paragraph 10 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of, Landlord's rights under the Lease. Subtenant shall name the Landlord as an additional insured on all liability insurance policies.

11.            Landlord's consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or further subletting of the Sublet Space, or to the use or occupancy of the Sublet Space by others, each of which requires Landlord's prior written consent. If Sublandlord or Subtenant desires Landlord's consent to any such other action it must specifically and separately request such consent. Sublandlord shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.

12.            Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord's agent shall operate to waive, modify, impair, release or in any manner affect Sublandlord's liability or obligations under the Lease or Subtenant's liability or obligations under the Sublease. Sublandlord and Subtenant each agrees that any additional services requested and authorized by Subtenant are deemed to be authorized by Sublandlord, and the charges for such additional services that are assessed by Landlord constitute additional rent payable under the Lease.

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13.            If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of this Agreement or the Lease shall prevail as between Landlord, on the one hand, and Sublandlord and/or Subtenant, as applicable, on the other hand. If there shall be any conflict or inconsistency between this Agreement and the Lease, them the terms, covenants and conditions of this Agreement shall prevail.

14.            The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement may not be changed except in writing signed by each party hereto.

15.            All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered personally with receipt acknowledged, or sent by a nationally recognized reputable overnight courier (against a receipt of delivery), or by registered mail, return receipt requested, addressed to Landlord and Sublandlord as provided in the Lease and to Subtenant at its address set forth above or at such other address as any party may designate upon not less than 10 days prior notice given in accordance with this paragraph. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if send by mail.

16.            Landlord's rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

17.            This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 8(d) above and except that it shall not inure to the benefit of any successor or assign of Sublandlord or Subtenant whose status was acquired in violation of the Lease or this Agreement.

18.            Each of Landlord, Sublandlord, and Subtenant represents that it is duly authorized to execute and deliver this Agreement, and that each of Landlord, Sublandlord and Subtenant has full power and authority to enter into this Agreement.

19.            This Agreement will be construed and governed by New York law. Sublandlord and Subtenant each consents to the personal and subject matter jurisdiction of the courts of the State of New York.

20.            This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. An executed counterpart of this Agreement transmitted by facsimile, email or other electronic transmission (e.g., DocuSign) shall be deemed an original counterpart and shall be as effective as an original counterpart of this Agreement and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

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21.            Sublandlord and Subtenant each agrees jointly and severally to pay, upon demand, Landlord's reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.

22.            Landlord hereby agrees that notwithstanding anything provided in this Agreement and Lease, Subtenant shall have the right to hire its own broker to negotiate on behalf of Subtenant: (i) an assignment of the Sublease; (ii) or a further subletting of the Sublet Space and (iii) entering into a direct lease between Subtenant and Landlord for the Sublet Space. Nothing in this paragraph shall constitute a consent to any such assignment or further subletting or an agreement on the part of the Landlord to either consider or enter into any direct lease with Subtenant for the Sublet Space, all of which transactions will require the consent of Landlord. For the avoidance of doubt Landlord has no obligation to consider or enter into a direct lease with Subtenant for the Sublet Space.

23.            EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY CAUSE OF ACTION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

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Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to be effective upon your receipt of a fully executed copy of this Agreement.

Very truly yours,

19th STREET ASSOCIATES, LLC, Landlord

By:	/s/ Steven J. Kaufman
Name: Steven J. Kaufman
Title: Manager

Agreed and Consented to by:

DINEINFRESH, INC., Sublandlord

By:	/s/ Marilyn K. Beardsley
Name: Marilyn K. Beardsley
Title: Vice President

OUTBRAIN, INC., Subtenant

By:	/s/ Veronica Gonzalez
Name: Veronica Gonzalez
Title: General Counsel

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EXHIBIT A

FORM OF BILL OF SALE

For and in consideration of the sum of One Dollar ($1.00) and for other good and valuable consideration received from OUTBRAIN, INC., a Delaware corporation (“Buyer”), DINEINFRESH INC., a Delaware corporation ("Seller"), does hereby bargain, sell and deliver unto Buyer all that certain furniture, fixtures and equipment now owned by Seller located on the 3rd floor of the office building located at 111 West 19th Street, New York, New York more particularly described on Schedule 1 attached hereto (collectively, the “FF&E”).

Seller hereby represents to Buyer that the FF&E is free and clear of and from all mechanics’ and materialmen’s liens and Seller will warrant and defend the sale and transfer of the FF&E against the claims and demands of all persons whomsoever claiming by, through or under Seller.

IT IS UNDERSTOOD AND AGREED THAT (1) BUYER HAS EXAMINED THE FF&E AND ACCEPTS THE FF&E IN ITS “AS-IS, WHERE-IS” CONDITION; (2) THIS SALE IS MADE WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, AS TO THE FF&E’S MERCHANTABILITY, QUALITY, CONDITION, OR FITNESS FOR ANY PARTICULAR PURPOSE; AND (3) BUYER WILL PAY ANY AND ALL SALES TAXES WHICH MAY BE IMPOSED AS A RESULT OF THIS TRANSACTION.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officer as of the 14th day of July, 2021.

SELLER:

DINEINFRESH INC.,

a Delaware corporation

By:
Marilyn K. Beardsley,
Vice President

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SCHEDULE 1

All FF&E presently located on the 3rd floor of the office building located at 111 West 19th Street, New York, New York, except the following (which shall be removed by Grantor):

1.	2 countertop warmers (front kitchen)

2.	1 countertop island (side pantry)

3.	1 refrigerator (side pantry)

4.	1 Coca Cola fridge (side pantry)

5.	1 black sofa upon entry

6.	1 reception desk

7.	1 food cooler display

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